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                                                               Exhibit 99(P)(4)

                           ORLEANS CAPITAL MANAGEMENT

XI.  CODE OF ETHICS


     A. RESPONSIBILITY. It is expected that all supervisory personnel, access persons, solicitors, and employees conduct business with the highest level of ethical standards keeping in mind at all time that Orleans Capital Management's (the company) fiduciary duties to its clients and its obligation to comply with applicable federal securities laws. The Company's Chief Compliance Officer (CCO) will be responsible for having each supervised/access person sign a written acknowledgement of their receipt of the Company's current Code of Ethics (Code) and any amendments thereto (see Supplement Section for sample Acknowledgement receipt). A copy of such receipt will be kept in the supervised/access persons employment file. Furthermore, the CCO will be responsible for maintaining and enforcing the Company's Code, recording any violation of the Code and any actions taken as a result of any violation, and reporting any violation of the Code to the senior management of the Company.


     B. DUTY TO CLIENTS. The Company has a duty to exercise its authority and responsibility for the benefit of its clients, to place the interests of its clients first, and to refrain from having outside interests that conflict with the interests of its clients. The Company is committed to avoid any circumstances that might adversely affect, or appear to affect, its duty of complete loyalty to its clients.


     C. PRIVACY OF CLIENT FINANCIAL INFORMATION. The Company will not disclose any nonpublic personal information about a Client to any nonaffiliated third party unless the Client expressly gives permission to the Company to do so. The Client in writing must grant such permission, or denial of permission, to the Company. A copy of the permission/denial document will be kept in the Client file.

     D. PROHIBITED ACTS. The Company or any of its supervised persons, access persons or employees will not;

          1.   employ any device, scheme or artifice to defraud;

          2.   make any untrue statement of a material fact;

          3. omit to state a material fact necessary in order to make a statement, in light of the circumstances under which it is made, not misleading;


Section XI                       Code of Ethics                         Page 1


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          4.   engage in any fraudulent or deceitful act, practice or course of business; or,

          5.   engage in any manipulative practices.


     E. CONFLICTS OF INTEREST. The Company has a duty to disclose potential and actual conflicts of interest to their clients. All supervised persons, access persons and solicitors have a duty to report potential and actual conflicts of interest to the CCO. Gifts (other than de minimis gifts having a value under $250.00) should not be accepted from persons or entities doing business with the Company.


     F. USE OF DISCLAIMERS. The Company shall not attempt to limit liability for willful misconduct or gross negligence through the use of disclaimers.


     G. SUITABILITY. The Company shall only recommend those investments that it has a reasonable basis for believing are suitable for a client, based upon the client's particular situation and circumstances. In addition, clients should be instructed to immediately notify the Company of any significant changes in their situation or circumstances so that the Company can respond appropriately.


     H. DUTY TO SUPERVISE. The CCO is responsible for ensuring adequate supervision over the activities of all persons who act on the Company's behalf. Specific duties include, but are not limited to:

          1. establishing procedures that could be reasonably expected to prevent and detect violations of the law by its advisory personnel;

          2. analyzing its operations and creating a system of controls to ensure compliance with applicable securities laws;

          3. ensuring that all advisory personnel fully understand the Company's policies and procedures; and,

          4. establishing an annual review system designed to provide reasonable assurance that the Company's policies and procedures are effective and are being followed.


     I. PERSONAL SECURITIES TRANSACTIONS. The Company's policies and procedures governing personal security transactions are covered in
          Section XIII of this manual.


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